Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated October 3, 2019, with respect to the combined statements of revenues of the properties located in Winston-Salem, North Carolina; Birmingham, Alabama; Lynn, Massachusetts; Albany, Georgia; and East Troy, Wisconsin, contained in the Final Prospectus, filed on November 25, 2019, relating to the Registration Statement on Form S-11 (File No. 333-234304), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP

Jacksonville, Florida

November 25, 2019